UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2016 (November 14, 2016)

Nasdaq, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-32651	52-1165937
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Liberty Plaza, New York, New York		10006
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: +1 212 401 8700

No change since last report

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 14, 2016, the board of directors of Nasdaq, Inc. (“Nasdaq”) appointed Adena T. Friedman as the company’s Chief Executive Officer and a member of Nasdaq’s board of directors effective January 1, 2017. Nasdaq also announced that Robert Greifeld will step down as Chief Executive Officer on December 31, 2016 and assume the role of Chairman of Nasdaq’s board of directors effective January 1, 2017. Ms. Friedman was also appointed as a member of the finance committee of the company’s board of directors.

Borje Ekholm will step down as Chairman of Nasdaq’s board of directors on December 31, 2016 but will remain a member of the board. In addition, Michael Splinter, a current member of Nasdaq’s board, was appointed as Lead Independent Director effective January 1, 2017.

Ms. Friedman, age 47, is currently Nasdaq’s President and Chief Operating Officer. She joined Nasdaq in 1993, and later served in a variety of leadership roles, including Head of Data Products, Head of Strategy, and Chief Financial Officer. In 2011, she joined The Carlyle Group where she served as Chief Financial Officer and Managing Director. In June 2014, Ms. Friedman rejoined Nasdaq as President responsible for Listing Services, Information Services, and Technology Solutions. In December 2015, Ms. Friedman was appointed to the additional role of Chief Operating Officer.

Friedman Employment Agreement

Ms. Friedman and Nasdaq entered into a new employment agreement, dated November 14, 2016, relating to her appointment as Chief Executive Officer. This agreement supersedes in its entirety Ms. Friedman’s prior employment agreement dated June 16, 2014. In addition, Ms. Friedman and Nasdaq entered into a Continuing Obligations Agreement that includes confidentiality, non-solicitation and inventions assignment provisions.

The term of Ms. Friedman’s new employment agreement is January 1, 2017 to January 1, 2022. The agreement provides that she will receive:

•	an annual base salary of no less than $1,000,000;
•	annual incentive compensation that is targeted at not less than $2,000,000 based on the achievement of one or more performance goals established for the year by the management compensation committee (the “Target Bonus”); and
•	an equity grant in the form of performance share units (“PSUs”) valued at not less than $6,000,000 in 2017.

In addition, the management compensation committee approved a one-time grant of non-qualified performance stock options for Ms. Friedman, valued at $4,000,000, with a grant date of January 3, 2017. After 2017, Ms. Friedman is eligible to receive equity awards under Nasdaq’s Equity Incentive Plan (the “Equity Plan”), based on the management compensation committee’s evaluation of Nasdaq and Ms. Friedman’s performance, peer group market data and internal equity, and consistent with past practices with respect to the combined aggregate value of grants.

The agreement prohibits Ms. Friedman from rendering services to a competing entity for a period of two years following the date of termination. To receive certain termination payments and benefits under the agreement, Ms. Friedman must execute a general release of claims against Nasdaq. In addition, the termination payments and benefits are generally subject to discontinuation in the event Ms. Friedman breaches the restrictive covenants in either the employment agreement or the Continuing Obligations Agreement.

The agreement sets forth the payments that Ms. Friedman will receive under various termination scenarios, as discussed further below. These payments will be in addition to payments for unpaid base salary through the date of termination, accrued but unpaid vacation through the date of termination payable, and any earned but unpaid incentive compensation for the calendar year prior to the date of termination (the “Base Obligations”). To the extent not addressed below, the treatment of Ms. Friedman’s equity awards under the various termination scenarios will be addressed in the Equity Plan and the underlying equity award agreements.

Termination Without Cause or by the Executive For Good Reason Other than in Connection with a Change of Control. If Ms. Friedman’s employment is terminated without cause by Nasdaq, or for good reason by Ms. Friedman, she will be entitled to the following payments and benefits:

•	a cash payment equal to the sum of: (i) two times the prior year’s annual base salary, (ii) the Target Bonus and (iii) any pro rata Target Bonus with respect to the calendar year in which the termination occurs to the extent that performance goals are satisfied;
•	continued vesting for 12 months of outstanding PSUs, based on actual performance during the respective periods; and
•	a taxable monthly cash payment equal to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) premium for the highest level of coverage available under Nasdaq’s group health plans, reduced by the monthly amount that Ms. Friedman would pay for such coverage if she was an active employee (“COBRA Premiums”), until the earlier of 24 months and the date Ms. Friedman is eligible for coverage under the health care plans of a subsequent employer.

Termination Due To Permanent Disability or Death. If Ms. Friedman’s employment is terminated due to permanent disability or death, she, or her estate, will be entitled to the following payments and benefits:

•	a cash payment equal to any pro rata Target Bonus with respect to the calendar year in which the termination occurs; and
•	accelerated vesting of all unvested equity awarded as of the effective date of the employment agreement.

“Double Trigger” Termination In Connection With A Change in Control Without Cause or For Good Reason. If Ms. Friedman’s employment is “double trigger” terminated within two years after a change in control, without cause by Nasdaq or for good reason by Ms. Friedman, she will be entitled to the following payments and benefits:

•	a cash payment equal to the sum of: (i) two times the prior year’s annual base salary, (ii) the Target Bonus and (iii) any pro rata Target Bonus with respect to the calendar year in which the termination occurs to the extent that performance goals are satisfied;

•	accelerated vesting of all outstanding unvested equity awarded, subject to the schedule for acceleration of the various equity awards governed by the Equity Plan;
•	COBRA Premiums, until the earlier of 24 months and the date Ms. Friedman is eligible for coverage under the health care plans of a subsequent employer; and
•	continued life insurance and accidental death and dismemberment insurance benefits for the same period as the continued health coverage payments.

Under a “best net provision,” if any amounts payable to Ms. Friedman under this scenario would be characterized as excess parachute payments and due to that characterization, Ms. Friedman would be subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, the amounts will be reduced to an amount so that none of the amounts payable constitute excess parachute payments if this would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, in Ms. Friedman’s receipt on an after-tax basis of the greatest amount of termination and other benefits.

Termination For Cause or Without Good Reason. If Ms. Friedman’s employment is terminated for cause by Nasdaq, or without good reason by Ms. Friedman, she will have no further rights to any compensation other than the Base Obligations.

Greifeld Employment Agreement Amendment

On November 14, 2016, Nasdaq’s management compensation committee and board of directors approved the terms of an amendment to Robert Greifeld’s existing employment agreement to reflect his transition into an executive Chairman role effective January 1, 2017. Under the amended terms, the agreement will terminate upon the earlier of: (i) Mr. Greifeld’s voluntary retirement, (ii) an agreement with the nominating committee and the board of directors for Mr. Greifeld not to stand for reelection, (iii) the board’s decision to elect a new chairman, or (iv) a shareholder vote against Mr. Greifeld’s election to the board.

Under the terms approved, Mr. Greifeld will continue to:

•	receive an annual salary of not less than $1,000,000;
•	be eligible for an annual bonus with a target amount of not less than 200% of base salary based on the achievement of one or more performance goals established for the year by the management compensation committee; and
•	receive transportation, security and employee benefits as provided in his existing agreement.

Upon a retirement eligible termination, Mr. Greifeld will be entitled to the following payments and benefits (“Retirement Benefits”):

•	a cash payment equal to any pro rata target annual bonus with respect to the calendar year in which termination occurs;
•	continued vesting of any outstanding unvested equity held on the termination date, including PSUs, based on actual performance during the respective performance periods;
•	continuation of the period to exercise outstanding vested stock options through the expiration date of those options;

•	COBRA Premiums for 18 months following the termination of the agreement; and
•	financial and tax services and executive physical exams for 24 months following the termination of the agreement.

If Mr. Greifeld’s employment is “double trigger” terminated without cause by Nasdaq within two years after a change in control, he will be entitled to the Retirement Benefits and accelerated vesting of all outstanding, unvested equity awards, subject to the schedule for acceleration of the various equity awards governed by the Equity Plan.

Board Compensation

In connection with his role as Lead Independent Director from January 1, 2017 through the date of Nasdaq’s 2017 annual meeting of stockholders, Mr. Splinter will receive a retainer in the amount of $75,000. This retainer is in addition to the compensation he currently receives as a member of the company’s board of directors.

A copy of the press release announcing the appointments described above is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description

99.1	Press release dated November 14, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 18, 2016	Nasdaq, Inc.

	By:	/S/ EDWARD S. KNIGHT
Edward S. Knight
Executive Vice President and General Counsel